Exhibit 10.1

July 6, 2005,

Mr. Matthew K. Behrent
19 Pierrepont St., #3
Brooklyn, NY 11201

Dear Matt:

I am pleased to offer you the position of Senior Vice President & Chief Acquisitions Officer of Glenayre Electronics, Inc. This position is located in New York, NY and reports to Clarke H. Bailey, Chairman & CEO.

Your base compensation will be $200,000 annually ($7,692.31 bi-weekly — 26 pay periods per year). Your first 6 months of employment will serve as an orientation period during which your performance will be evaluated and reviewed to ensure that you have the opportunity to fulfill your personal potential, as well as the duties of your position. Formal performance and salary reviews occur at least annually.

In addition to the benefits outlined in the enclosed summary, your offer also includes:

•	An award to purchase 100,000 shares of common stock of Glenayre Technologies, Inc. The option exercise price will be the stock’s closing price on the last trading day of the month in which you start work (the “Award Date”). One third of the options will vest on the first anniversary of the award date. The remaining options will vest in one-third increments on the second, and third anniversaries, respectively, of the award date. Upon the Committee’s approval, this award will be subject to all the terms and conditions of the Glenayre Incentive Stock Plan and the Stock Option Agreement with you.

•	An award to purchase 150,000 shares of common stock of Glenayre Technologies, Inc. to be awarded in a ratio of 1 (one) option per $500 in transaction value of acquisition. The options will be awarded at the prevailing stock price at Market close on the date that is the earlier of the day prior to the transaction being publicly announced or the day the transaction is closed. One third of the options will vest on the Award Date. The remaining options will vest in one-third increments on the first and second anniversaries, respectively, of the Award Date. Because Glenayre wants your efforts focused on two distinct industries, of the 150,000 shares, you can earn up to 100,000 on transactions related to the entertainment industry (EDC) and up to 50,000 on transactions related to the messaging industry. Upon the Committee’s approval, this award will be subject to all the terms and conditions of the Glenayre Incentive Stock Plan and the Stock Option Agreement with you.
Note: In this position, you will not be eligible to participate in the Glenayre Incentive Plan (GIP).

We look forward to your starting on July 18, 2005.

Please be prepared to provide, on your start date, the required documentation to verify your employment eligibility in the United States. Acceptable documents are outlined on the enclosed list.

Due to the nature of our industry, we require that all new employees accept the terms and conditions of the enclosed Proprietary Information Agreement (PIA). Please sign and date one copy of this offer letter and the PIA and return them to me at the address below. You are also welcome to fax these documents to me at (770) 497-3983 and bring the signed originals with you on your first day.

This letter is intended to describe the general terms of our offer to you and should not be construed as an employment contract.

We are delighted to have you join our Company and feel that you will make a substantial contribution to Glenayre’s future success.

If you have any questions, please call me in Human Resources at (770) 283-2598.

Sincerely,

/s/ Gavin K. Morton

Gavin K. Morton
Vice President, Human Resources

Accepted by:	/s/ Matthew K. Behrent	Date:	July 18, 2005

Matthew K. Behrent

cc:	HR File Clarke H. Bailey

Enclosures:	US Benefits Summary Lists of Acceptable Documents Proprietary Information Agreement — New York Confidential Employee Profile